TIMCO Aviation Services, Inc.

NEWS

Release:	November 14, 2003

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
C. Robert Campbell, Executive Vice President & Chief Financial Officer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES THIRD QUARTER 2003 RESULTS

Greensboro, North Carolina, November 14, 2003 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its results of operations for the third quarter of 2003. Revenue for the three and nine months ended September 30, 2003 was $64.3 million and $167.7 million, respectively, compared to revenue of $33.9 million and $139.7 million, respectively, for the comparable 2002 periods. Net income for the third quarter and first nine months of 2003 was $0.3 million ($0.01 per basic and $0.00 per diluted share) and $0.6 million ($0.02 per basic and diluted share), respectively, compared to a net income of $1.3 million ($0.04 per basic and diluted share) and $22.4 million ($0.93 per basic and $0.09 per diluted share), respectively, for the comparable periods of 2002.

Net income for the first nine months of 2003 included gains of $3.6 million from the elimination and settlement of contingencies and obligations related to discontinued operations and various legacy items and a $0.7 million income tax benefit resulting from the IRS finalizing audits on 1996 – 1999 tax years. Net income for the first nine months of 2002 included: (i) a $27.3 million gain associated with the Company’s restructuring, (ii) a net $4.4 million non-cash charge relating to the Company’s agreement to settle a then-outstanding class action lawsuit (consisting of an $6.1 million charge taken in the first half of 2002 less a $1.7 million gain recognized in the third quarter of 2002 relating to revaluation of the charge at the end of the 2002 third quarter) and (iii) a $3.8 million tax benefit arising from a change in U.S. federal tax laws governing the carryback of net operating losses.

Without the effects of these items, the Company would have reported 2003 third quarter net income of $0.3 million and a net loss for the first nine months of $3.7 million, compared to net losses of $0.4 million and $4.3 million for the comparable periods in 2002. Management believes that comparison of its third quarter and first nine months 2003 net loss to the comparable period 2002 net loss without the effect of the above-described items provides a useful measure for investors to compare the Company’s period-to-period results of operations.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “The 2003 third quarter marks a milestone in our turnaround efforts. Our revenues grew substantially both from the comparative 2002 periods as well as in comparison to the first two quarters of 2003. We are also seeing the benefits of our continuing efforts to expand our customer base and obtain more business from our existing customers, operate more efficiently and drive costs out of our business.”

Gil West, the Company’s President and Chief Operating Officer, stated: “We are encouraged by the continuing trend towards outsourced maintenance, and we are seeing the benefits of that trend in the volume of business that we are receiving from our customers. We believe that our commercial passenger airline and air cargo customers, who form the backbone of our customer base, look to us to provide them

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with high-quality maintenance, turn-times that allow them to efficiently operate their business, and also a cost structure that reduces their costs of operations. Additionally, during the third quarter we expanded the services that we offer our customers and the aircraft types that we service. In that regard, we recently entered into a three-year agreement with Snecma Services under which we will provide customers of Snecma Services with on-wing repair services on CFM56 engines. We also entered into a maintenance agreement with a major regional airline to maintain their fleet of regional jets, thereby expanding our service offerings into that market segment.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services to both our MR&O operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engine. Visit TIMCO online at www.timco.aero.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FORWARD- LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY’S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED IN THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2003, AND THOSE IDENTIFIED BELOW, COULD ADVERSELY AFFECT THE COMPANY’S ABILITY TO OBTAIN THESE RESULTS: THE COMPANY’S ABILITY TO CONTINUE TO GENERATE SUFFICIENT WORKING CAPITAL FROM OPERATIONS TO MEET ITS OPERATING REQUIREMENTS AND SERVICE ITS INDEBTEDNESS, THE COMPANY MAINTAINING GOOD WORKING RELATIONSHIPS WITH ITS VENDORS AND CUSTOMERS, COMPETITIVE PRICING FOR THE COMPANY’S PRODUCTS AND SERVICES, THE COMPANY’S ABILITY TO ACHIEVE GROSS MARGINS AT WHICH IT CAN BE PROFITABLE, INCLUDING MARGINS ON SERVICES THE COMPANY PERFORMS ON A FIXED PRICE BASIS, COMPETITION IN THE AIRCRAFT MAINTENANCE, REPAIR AND OVERHAUL MARKET AND THE IMPACT ON THAT MARKET AND THE COMPANY OF THE TERRORIST ATTACKS ON SEPTEMBER 11, 2001, THE STATE OF THE DOMESTIC PASSENGER AIRLINE INDUSTRY AND THE FINANCIAL CONDITION OF THE COMPANY’S AIRLINE CUSTOMERS, THE COMPANY’S ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN ITS BUSINESS, UTILIZATION RATES FOR ITS MR&O FACILITIES, THE COMPANY’S ABILITY TO INTEGRATE FUTURE ACQUISITIONS, THE COMPANY’S ABILITY TO EFFECTIVELY MANAGE ITS BUSINESS, ECONOMIC FACTORS WHICH AFFECT THE AIRLINE INDUSTRY, GENERALLY INCLUDING THE AMOUNT OF AIRCRAFT MAINTENANCE OUTSOURCED BY VARIOUS AIRLINES, AND CHANGES IN GOVERNMENT REGULATIONS. CERTAIN OF THESE RISKS ARE DESCRIBED IN THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC).

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COPIES OF THE COMPANY’S SEC FILINGS ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN, WHICH SPEAKS ONLY AS OF THIS DATE.

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